Exhibit 99.1

Kintara Granted 180-Day Extension to Meet Nasdaq Minimum Bid Price Requirement

SAN DIEGO, June 3, 2022 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) ("Kintara" or the "Company"), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, today announced that the Company received written notification from the Listing Qualification Department of The Nasdaq Stock Market LLC (“Nasdaq”) granting the Company’s request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2). The Company now has until November 28, 2022 to meet the requirement.

Nasdaq’s extension notice has no immediate effect on the continued listing status of the Company’s common stock on The Nasdaq Capital Market LLC under the symbol “KTRA”. If at any time during the additional 180-day extension, the bid price of the Company’s common stock closes at, or above, $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff will provide the Company with a written confirmation of compliance and the matter will be closed.

The Company was first notified by Nasdaq of its failure to maintain a minimum bid price of $1.00 per share for 30 consecutive trading days under Nasdaq Listing Rule 5550(a)(2) on December 3, and was given until June 1, 2022 to regain compliance.

If the Company does not meet the minimum bid requirement during the additional 180-day extension, Nasdaq will provide written notification to the Company that its common stock will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel (the “Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that if the Company does appeal a subsequent delisting determination, that such appeal would be successful.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs. Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs. The two programs are VAL-083 for glioblastoma multiforme ("GBM") and REM-001 for Cutaneous Metastatic Breast Cancer ("CMBC").

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g., NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute ("NCI"). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently advancing VAL-083 in the GBM AGILE study to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy has been previously studied in four Phase 2/3 clinical trials in patients with CMBC who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

For more information, please visit www.kintara.com or follow us on Twitter at @Kintara_Thera, Facebook and Linkedin.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2021, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com